================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934



                               Ilex Oncology Inc.
             ------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
             ------------------------------------------------------
                         (Title of Class of Securities)


                                   451923106
             ------------------------------------------------------
                                 (CUSIP Number)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                                              Page 1 of 13 Pages

CUSIP No. 451923106                                           Page 2 of 13 Pages

--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON

            Perseus, L.L.C.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            52-1970543
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  |x|
                                                             (b)  | |
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER
                                 678,206
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER
   BENEFICIALLY OWNED            0
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER
           WITH                  678,206
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            841,883
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             | |

--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            6.8%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON*

            CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 451923106                                           Page 3 of 13 Pages

--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON

            Frank H. Pearl

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  |x|
                                                             (b)  | |
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER
                                 678,206
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER
   BENEFICIALLY OWNED            0
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER
           WITH                  678,206
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            841,883
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             | |

--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            6.8%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 451923106                                           Page 4 of 13 Pages

--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON

            Perseus Pharmaceuticals, L.L.C.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            52-2021673
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  |x|
                                                             (b)  | |
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER
                                 654,706
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER
   BENEFICIALLY OWNED            0
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER
           WITH                  654,706
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            818,383
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             | |

--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            6.7%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON*

            CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 451923106                                           Page 5 of 13 Pages

--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON

            Perseus Capital, L.L.C.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            52-2032190
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  |x|
                                                             (b)  | |
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER
                                 23,500
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER
   BENEFICIALLY OWNED            0
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER
           WITH                  23,500
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            23,500
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             | |

--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0.2%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON*

            CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 451923106                                           Page 6 of 13 Pages


Item 1.     (a)   Name of Issuer:

                  Ilex Oncology Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                  11500 I.H. 10 West
                  Suite 300
                  San Antonio, Texas 78230

Item 2.     (a) - (c) Name, Address of Principal Business Office, or if None,
                  Residence, and Citizenship of Persons Filing. This statement is filed on behalf of the persons named in paragraphs 1 through 4 below (collectively, the "Reporting Persons") and their written agreement to the joint filing of this statement is attached hereto as Exhibit A. The following information is furnished with respect to each of the Reporting Persons.

                  1.  Perseus, L.L.C.

                       Business Address:

                          1627 I Street, N.W.
                          Suite 610
                          Washington, D.C. 20006

                       Place of Organization:  Delaware

                  2.  Frank H. Pearl

                       Business Address:
                          c/o Perseus, L.L.C.
                          1627 I Street, N.W.
                          Suite 610
                          Washington, D.C. 20006

                       Citizenship:  United States

CUSIP No. 451923106                                           Page 7 of 13 Pages


                  3.  Perseus Pharmaceuticals, L.L.C. (1)

                       Business Address:

                          1627 I Street, N.W.
                          Suite 610
                          Washington, D.C. 20006

                       Place of Organization:  Delaware

                  4.  Perseus Capital, L.L.C. (2)

                       Business Address:

                          1627 I Street, N.W.
                          Suite 610
                          Washington, D.C. 20006

                       Place of Organization:  Delaware

            (d)   Title of Class of Securities:

                  Common Stock, par value $.01 per share.

            (e)   CUSIP Number:

                  451923106


----------------
(1) Perseus Pharmaceuticals, L.L.C. is an investment fund managed by Perseus, L.L.C.

(2) Perseus Capital, L.L.C. is an investment fund managed indirectly by Perseus, L.L.C.

CUSIP No. 451923106                                           Page 8 of 13 Pages

Item 3.

            Not Applicable.


Item 4.     Ownership.

            The aggregate number and percentage of outstanding shares of common stock, par value $.01 per share, of Ilex Oncology, Inc. (the "Shares") beneficially owned by each of the Reporting Persons are set forth below.

            1.  Perseus, L.L.C. (3)

                (a)  Amount Beneficially Owned:  841,883

                (b)  Percent of Class:  6.8%

                (c)  Number of shares as to which such person has:

                     (i)   sole power to vote or to direct the vote:  678,206

                     (ii)  shared power to vote or to direct the vote:  0

                     (iii) sole power to dispose or to direct the disposition
                           of:  678,206

                     (iv) shared power to dispose or to direct the disposition of: 0


----------------
(3) Perseus, L.L.C is the sole manager of Perseus Pharmaceuticals, L.L.C.
    and the sole manager, indirectly, of Perseus Capital, L.L.C. The amounts reported as beneficially owned by Perseus, L.L.C. consist of 818,383 shares beneficially owned by Perseus Pharmaceuticals, L.L.C. and 23,500 shares beneficially owned by Perseus Capital, L.L.C.

CUSIP No. 451923106                                           Page 9 of 13 Pages


            2.  Frank H. Pearl (4)

                (a)  Amount Beneficially Owned:  841,883

                (b)  Percent of Class:  6.8%

                (c)  Number of shares as to which such person has:

                     (i)   sole power to vote or to direct the vote:  678,206

                     (ii)  shared power to vote or to direct the vote:  0

                     (iii) sole power to dispose or to direct the disposition
                           of:  678,206

                     (iv) shared power to dispose or to direct the disposition of: 0


----------------
(4) Frank H. Pearl is the controlling person of Perseus, L.L.C, a Delaware limited liability company that, in turn, is the sole manager of Perseus Pharmaceuticals, L.L.C. and the sole manager, indirectly, of Perseus Capital, L.L.C. The amounts reported as beneficially owned by Mr. Pearl consist of 818,383 shares beneficially owned by Perseus Pharmaceuticals, L.L.C. and 23,500 shares beneficially owned by Perseus Capital, L.L.C.

CUSIP No. 451923106                                          Page 10 of 13 Pages


            3.  Perseus Pharmaceuticals, L.L.C.

                (a)  Amount Beneficially Owned:  818,383 (5)

                (b)  Percent of Class:  6.7%

                (c)  Number of shares as to which such person has:

                     (i)   sole power to vote or to direct the vote:  654,706

                     (ii)  shared power to vote or to direct the vote:  0

                     (iii) sole power to dispose or to direct the disposition
                           of:  654,706

                     (iv) shared power to dispose or to direct the disposition of: 0


----------------
(5) Includes 163,677 shares that are subject to warrants held by Perseus Pharmaceuticals, L.L.C. that are exercisable within 60 days.


            4.  Perseus Capital, L.L.C.

                (a)  Amount Beneficially Owned:  23,500

                (b)  Percent of Class:  0.2%

                (c)  Number of shares as to which such person has:

                     (i)   sole power to vote or to direct the vote:  23,500

                     (ii)  shared power to vote or to direct the vote:  0

                     (iii) sole power to dispose or to direct the disposition
                           of:  23,500

                     (iv) shared power to dispose or to direct the disposition of: 0


Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

CUSIP No. 451923106                                          Page 11 of 13 Pages


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

CUSIP No. 451923106                                          Page 12 of 13 Pages

Item 8.     Identification and Classification of Members of the Group.

            The identity of each member of the group is set forth in Exhibit B hereto.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable.

CUSIP No. 451923106                                          Page 13 of 13 Pages

                                    SIGNATURES


     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated: February 13, 1998


                                         PERSEUS, L.L.C.



                                         By:     /s/ Kenneth M. Socha
                                              -------------------------------
                                              Kenneth M. Socha
                                              Executive Vice President



                                         /s/ Frank H. Pearl
                                         -------------------------------
                                         FRANK H. PEARL



                                         PERSEUS PHARMACEUTICALS, L.L.C.


                                         By:     /s/ Kenneth M. Socha
                                              -------------------------------
                                              Kenneth M. Socha
                                              Executive Vice President



                                         PERSEUS CAPITAL, L.L.C.


                                         By:     /s/ Kenneth M. Socha
                                              -------------------------------
                                              Kenneth M. Socha
                                              Executive Vice President

                                                                       Exhibit A


                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $.01 per share, of Ilex Oncology Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such statement.

     IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of February 13, 1998.



                                         PERSEUS, L.L.C.



                                         By:     /s/ Kenneth M. Socha
                                              -------------------------------
                                              Kenneth M. Socha
                                              Executive Vice President



                                         /s/ Frank H. Pearl
                                         -------------------------------
                                         FRANK H. PEARL



                                         PERSEUS PHARMACEUTICALS, L.L.C.


                                         By:     /s/ Kenneth M. Socha
                                              -------------------------------
                                              Kenneth M. Socha
                                              Executive Vice President



                                         PERSEUS CAPITAL, L.L.C.


                                         By:     /s/ Kenneth M. Socha
                                              -------------------------------
                                              Kenneth M. Socha
                                              Executive Vice President

                                                                       Exhibit B


                     IDENTIFICATION OF MEMBERS OF THE GROUP

     This Statement on Schedule 13G is filed on behalf of a group consisting of the following members:

     Perseus, L.L.C.
     Frank H. Pearl
     Perseus Pharmaceuticals, L.L.C.
     Perseus Capital, L.L.C.